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                                                                   EXHIBIT 10.68

                   EXECUTIVE SEVERANCE COMPENSATION AGREEMENT

         THIS EXECUTIVE SEVERANCE COMPENSATION AGREEMENT ("Agreement") is made as of December 28, 2001, between Pinnacle Towers Inc. (the "Company") and William T. Freeman ("Executive").

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. INTRODUCTION. The Agreement is designed to provide severance pay and benefits to the Executive if the Executive's employment with the Company or an Affiliate is terminated under the conditions specified herein. The Agreement supersedes any provision that relates to the payment of severance pay and benefits contained in any existing agreement between the Company or an Affiliate and the Executive or in any offer of employment letter from the Company or an Affiliate to the Executive. The Agreement was initially approved by the Board of Directors of the Company on December 28, 2001.

2.       DEFINITIONS.

         (a) "Affiliates" means such of the affiliates of the Company as the Plan Administrator, in its sole and absolute discretion, may determine.

         (b) "Base Salary" means the Executive's annual base salary in effect at the time of the termination of the Executive's employment, including all amounts elected to be deferred that would otherwise have been paid, under any cash or deferred arrangement established by the Company or an Affiliate, but excluding bonuses, commissions, the cost of employee benefits paid for by the Company or an Affiliate, education or tuition reimbursements, imputed income arising under any Company or Affiliate group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company or an Affiliate under any employee benefit plan, and similar items of compensation.

         (c) "Cause" means (i) any intentional misapplication by the Executive of the Company's or an Affiliate's funds, intended to result directly or indirectly in significant gain or personal enrichment at the expense of the Company or an Affiliate, or any other act of dishonesty committed by the Executive in connection with the Company's or an Affiliate's business; (ii) the Executive's conviction of a crime involving moral turpitude; (iii) the Executive's non-performance or non-observance in any material respect of any requirement with respect to the Executive's employment; or (iv) any other action by the Executive involving willful and deliberate malfeasance or negligence in the performance of the Executive's duties.

         (d) "Committee" means the Compensation Committee of the Board of Directors of the Company.


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         (e)      "Disability" means "disability" as defined in the Company's or an Affiliate's long term disability plan or policy.

         (f)      "Effective Date" means January 7, 2002.

         (g) "Expiration Date" means the date that is 24 months following the Restructuring Completion Date

         (h) "Involuntary Termination Without Cause" means the termination of the Executive's employment by the Company or an Affiliate (or, if applicable, by any successor entity) for any reason or no reason other than for Cause. The termination of the Executive's employment will not be deemed to be an "Involuntary Termination Without Cause" if such termination occurs as a result of the Executive's death or Disability.

         (i) "Restructuring Completion Date" means the earliest to occur of: (i) the date on which the restructuring of the Company's indebtedness is completed, as determined by the Committee in its sole and absolute discretion;
(ii) the date on which a successful recapitalization of the Company is completed, as determined by the Committee in its sole and absolute discretion;
(iii) the date on which the first distribution is made pursuant to a bankruptcy court-approved plan of reorganization of the Company or its parent company; or
(iv) the date on which the Company pays to Gordian Group, L.P., or another provider of financial advisory services, a transaction fee based upon the consummation of a restructuring of the Company's indebtedness or a material portion of the Company's obligations, raising new or replacement capital for the Company, an investment in the Company or any merger, consolidation, reorganization, recapitalization, joint venture or other business combination or sale of substantially all or a material portion of the assets or outstanding securities of the company, or the acquisition of substantially all or a material portion of the assets or outstanding securities of another entity, in one or a series of transactions.

         (j) "Voluntary Termination For Good Reason" means the Executive's voluntary termination of the Executive's employment with the Company or an Affiliate after any of the following are undertaken by the Company or an Affiliate without the Executive's prior written consent: (i) a reduction in the Executive's Base Salary; (ii) the assignment to the Executive of any duties or responsibilities that result in a material diminution or adverse change of the Executive's position, responsibilities, authority or circumstances of employment; or (iii) a removal of the Executive's title or officer status.

3. SEVERANCE BENEFITS. In the event of the Executive's Involuntary Termination Without Cause or Voluntary Termination For Good Reason following the Effective Date and prior to the Expiration Date, the Executive shall be entitled to the following benefits:

         (a) CASH PAYMENTS. The Executive shall be entitled to receive cash payments equal in the aggregate to 160 percent of the Executive's Base Salary (the "Cash Benefit"). The Cash Benefit shall be paid to the Covered Employee in three equal installments. The first Cash Benefit installment payment shall be paid on or as soon as administratively practicable following


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the date the Executive's employment terminates, and the remaining two Cash
Benefit installment payments shall be paid on the dates that are six months and one year following the date the Executive's employment terminates. If, prior to the payment of all Cash Benefit installment payments, the Executive obtains other employment with a salary equal to or greater than the Executive's Base Salary, the Executive shall not be entitled to receive the remaining Cash Benefit installment payments. If, prior to the payment of all Cash Benefit installment payments, the Executive obtains other employment with a salary that is less than the Executive's Base Salary but not less than 75 percent of the Executive's Base Salary, each remaining Cash Benefit installment payment shall be reduced by the same ratio that the Executive's salary with respect to such other employment bears to the Executive's Base Salary. The Executive shall provide written notice to the Company of other employment that the Executive obtains prior to the payment of all Cash Benefit installment payments and the salary for such other employment. The Executive shall provide such written notice within five days after obtaining such other employment.

         (b) CONTINUATION OF HEALTH BENEFITS. Provided that the Executive elects continued coverage under federal COBRA law as applicable, the Company shall pay, on the Executive's behalf, the portion of group health insurance premiums, including coverage for the Executive's eligible dependents, that the Company or an Affiliate paid prior to the Executive's termination of employment; provided, however, that the Company will pay such premiums for the Executive's eligible dependents only for coverage for which those dependents were enrolled immediately prior to the Executive's termination of employment. The Executive will continue to be required to pay that portion of the group health insurance premium, including coverage for the Executive's eligible dependents, that the Executive was required to pay as an active employee immediately prior to the Executive's termination of employment. The number of months of such premium payments shall equal 18 months, but in no event shall such premium payments be made following the effective date of the Executive's eligibility for coverage by a health plan of a subsequent employer.

         (c) AUTOMOBILE. The Executive shall be entitled to continued use of an automobile supplied by the Company during the 24-month period beginning on the date the Executive's employment terminates.

4.       GENERAL PROVISIONS.

         (a) Payments under the Agreement shall be paid by the Company from the general assets of the Company.

         (b) Payments under the Agreement are subject to federal, state and local income tax withholding and all other applicable federal, state and local taxes. The Company shall withhold, or cause to be withheld, from any payments made hereunder all applicable federal, state and local withholding taxes and may require the Executive to file any certificate or other form in connection therewith.

         (c) Nothing contained herein shall give the Executive the right to be retained in the employment of the Company or an Affiliate or any successor, or affect the Company's or an Affiliate's right to dismiss the Executive at will.


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         (d)      The Agreement is not a term or condition of the Executive's employment and the Executive shall not have any legal right to payments hereunder except to the extent all conditions relating to the receipt of such payments have been satisfied in accordance with the terms of the Agreement.

         (e) The Executive may not assign, transfer or in any other way alienate any benefit to which the Executive may become entitled under the Agreement, nor shall any such benefit be subject to garnishment, attachment, execution or levy of any kind.

         (f) Subject to the express provisions of the Agreement, the Committee is authorized, in its sole and absolute discretion, to interpret the Agreement (including any vague or ambiguous provisions) and to make all other determinations deemed necessary or advisable for the administration of the Agreement. All determinations and interpretations of the Committee shall be final, binding and conclusive as to all persons.

         (g) Neither the Committee nor any employee, officer or director of the Company shall be personally liable by reason of any action taken with respect to the Agreement for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company, including the Committee, to whom any duty or power relating to the administration or interpretation of the Agreement may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors of the Company) arising out of any act or omission to act in connection with the Agreement unless arising out of such person's own fraud, bad faith or gross negligence.

5. APPLICABLE LAW. The Agreement and all action taken under it shall be governed as to validity, construction, interpretation and administration by the laws of the State of Florida.

         IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Executive as of the date and year first written above.

                                       PINNACLE TOWERS INC.



                                       By:
                                          -------------------------------------

                                       Title:
                                             ----------------------------------

                                                    "COMPANY"



                                       ----------------------------------------
                                       William T. Freeman

                                                    "EXECUTIVE"